Exhibit 99.1

GENERATION HEMP, INC CHAIRMAN AND CEO GARY C. EVANS

INTERVIEWS WITH DAVID JOHNSON OF KRLD RADIO DALLAS

TO AIR WEDNESDAY, JUNE 30, 2021

DALLAS, TX – June 30, 2021, Generation Hemp, Inc., a Dallas/Fort Worth based midstream hemp company (OTCQB: GENH) today announced that Chairman and CEO, Gary C. Evans will be interviewed by Business Analyst and radio host David Johnson on NewsRadio 1080 KRLD AM, a Dallas broadcast station, on Wednesday, June 30, 2021, at 6:20 PM (CDT).

Mr. Evans will discuss his decision to make the move from his thirty-five-year career in the oil and gas industry to enter the hemp space with a newly formed publicly traded company. Evans will also discuss the differences between Cannabis sister plants - marijuana and hemp, and how these differences play out in business. He will also explain how many established businesses and upcoming businesses are beginning to use hemp in their industrial product lines and how the capital markets respond to each business segment.

David Johnson has been NewsRadio 1080 KRLD’s Business Analyst for over 30 years and is one of the most respected business voices in radio. David delivers real-time updates, insights, and breaking news from Wall Street and financial markets across the world every day. Mr. Johnson also interviews the top CEOs from around the country during the CEO Spotlight.

(Source: https://www.audacy.com/krld/authors/david-johnson)

Tune in to KRLD 1080 in Dallas at 6:20 PM Central, or go to www.krld.com/ceo to access the interview with Mr. Evans.

About Generation Hemp, Inc

Generation Hemp, Inc. is a Dallas/Fort Worth based hemp company that operates in the midstream sector. With operations in Hopkinsville, Kentucky and Denver, Colorado, the company uses its proprietary technology to dry, clean and store hemp. In addition, Generation Hemp also owns and leases real estate to cannabis companies located within the greater Denver area.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates,” “projects”, “forecasts”, “proposes”, “should”, “likely” or similar expressions, indicates a forward-looking statement. These statements and all the projections in this press release are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. The identification in this press release of factors that may affect the company’s future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive.

Contact:

Melissa M. Pagen

Generation Hemp, Inc.

Phone: (310) 628-2062

Email: mpagen@genhempinc.com